Exhibit 99.1

MediciNova Secures $15 Million Debt Facility From Oxford Finance Corporation

SAN DIEGO, Calif. – May 11, 2010 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced that it has entered into a $15 million senior secured term loan with Oxford Finance Corporation.

“This funding significantly strengthens our balance sheet and enables us to further support the clinical development of our lead compound, MN-221, for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “The addition of this debt financing represents a complement to MediciNova’s existing capital structure.”

The financing will be used to satisfy working capital needs in the continued clinical development of MN-221. MediciNova recently reported positive preliminary results from a Phase Ib study of MN-221 in patients with moderate-to-severe chronic obstructive pulmonary disease and is currently enrolling patients in a Phase II clinical trial evaluating MN-221 for the treatment of acute exacerbations of asthma in the emergency department setting.

“‘Oxford is very pleased to have MediciNova as a part of our investment portfolio,” said J. Alden Philbrick, President and Chief Executive Officer of Oxford Finance Corporation. “By working closely with MediciNova’s talented management team, we were able to develop a tailored financing solution that will help the company move closer to Phase III development and potential licensing partnerships.”

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis and other neurologic conditions, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations and MN-166 for the treatment of multiple sclerosis and other central nervous system disorders, and either pursue development independently in select markets, in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates. For more information on MediciNova, Inc., please visit www.medicinova.com.

About Oxford Finance Corporation

A subsidiary of Sumitomo Corporation, Oxford is a specialty finance firm providing senior secured loans to public and private life science and healthcare services companies worldwide. For 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $1 billion in loans, with lines of credit ranging from $500 thousand to $30 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in California and Massachusetts. For more information, visit www.oxfordfinance.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s clinical trials supporting safety and efficacy of product candidates and the potential novelty of such product candidates as treatments for disease, plans and objectives for present and future clinical trials and product development, strategies, future performance, expectations, assumptions, financial condition, liquidity and capital resources. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “will,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials and product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the timing of expected filings with the FDA, MediciNova’s failure to execute strategic plans or strategies successfully, MediciNova’s collaborations with third parties, MediciNova’s ability to realize the anticipated strategic and financial benefits from its acquisition of Avigen, Inc., to integrate the two ibudilast development programs and to pursue discussions with potential partners to secure a strategic collaboration to advance the clinical development of the combined development program, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, intellectual property or contract rights, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

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CONTACT: MediciNova, Inc.

Shintaro Asako, Chief Financial Officer

(858) 373-1500

info@medicinova.com

CONTACT: Oxford Finance Corporation

Shelly Davis, Director, Marketing

(888) 471-0174

sdavis@oxfordfinance.com